Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the inclusion in this Registration Statement of E I L Holdings Limited on Amendment No. 2 to Form F-1 of our report dated July 29, 2024, with respect to our audits of the consolidated financial statements of E I L Holdings Limited and Subsidiaries as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ ARK Pro CPA & Co

Hong Kong, China

July 29, 2024